Contact:

Julio A. Torres

Co-Chief Executive Officer

Andina Acquisition Corporation

57-1-281-1811

FOR IMMEDIATE RELEASE

ANDINA ACQUISITION CORPORATION COMPLETES INITIAL PUBLIC OFFERING

Bogota, Colombia, March 23, 2012 – Andina Acquisition Corporation (Nasdaq: ANDAU) (the “Company”) announced today that it has completed its initial public offering of 4,000,000 units. Each unit consists of one ordinary share and one warrant. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $40,000,000 to the Company. EarlyBirdCapital, Inc. acted as the lead managing underwriter of the initial public offering. Graubard Miller acted as U.S. counsel to the Company, Maples and Calder acted as Cayman Islands counsel to the Company and Loeb & Loeb LLP acted as counsel to the underwriters. Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, 27th Floor, New York, NY 10016, Attn: Aimee Bloch, 212-661-0200.

The Company also announced the simultaneous consummation of the private sale of 4,800,000 warrants at a price of $0.50 per warrant and of a purchase option to purchase 500,000 units at a price of $500,000, generating total proceeds of $2,900,000. The private warrants, which were purchased by certain of the initial shareholders of the Company and Graubard Miller, are identical to the warrants included in the units sold in the initial public offering except that the private warrants will not be redeemable by the Company so long as they are still held by the initial purchasers or their permitted transferees. The purchasers have agreed that the private warrants will not be sold or transferred by them (except to certain permitted transferees) until after the Company has completed an initial business combination. The purchase option was sold to EarlyBirdCapital, Inc. The units issuable upon exercise of the purchase option are identical to the units sold in the public offering, except that the warrants included in the units are not redeemable so long as they are held by EarlyBirdCapital, Inc. or its affiliates. The purchase option is exercisable for $10.00 per unit, and may be exercised on a cashless basis. The purchase option is exercisable commencing on the later of a business combination by the Company and March 16, 2013, and expires on March 15, 2017.

Of the proceeds received from the consummation of the initial public offering and the private sale of warrants and purchase option, $40,800,000 was placed in trust. An audited balance sheet of the Company as of March 22, 2012 reflecting receipt of the proceeds upon consummation of the initial public offering and the private sale of the warrants and purchase option will be included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Andina Acquisition Corporation is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, although the Company intends to focus its search for target businesses in the Andean region of South America and in Central America, with a particular emphasis on Colombia.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

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